Exhibit 99.1
Bright Horizons Family Solutions Reports Financial Results for the Fourth Quarter and Full Year of 2024
NEWTON, MA - (BUSINESS WIRE) - February 13, 2025 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM) today announced financial results for the fourth quarter and full year of 2024 and provided guidance for 2025. Bright Horizons is a leading provider of high-quality early education and child care, family care solutions, and workforce education services designed to support working families and client employees across life and career stages.
Fourth Quarter 2024 Highlights (compared to Fourth Quarter 2023):
•Revenue of $674 million (increase of 10%)
•Income from operations of $48 million (increase of 71%)
•Net income of $29 million and diluted earnings per common share of $0.50 (increases of 427% and 456%, respectively)
Non-GAAP financial measures:
•Adjusted EBITDA* of $111 million (increase of 12%)
•Adjusted income from operations* of $79 million (increase of 25%)
•Adjusted net income* of $57 million and diluted adjusted earnings per common share* of $0.98 (increases of 19% and 18%, respectively)
Year Ended December 31, 2024 Highlights (compared to Year Ended December 31, 2023):
•Revenue of $2.7 billion (increase of 11%)
•Income from operations of $247 million (increase of 44%)
•Net income of $140 million and diluted earnings per common share of $2.40 (increases of 89% and 88%, respectively)
Non-GAAP financial measures:
•Adjusted EBITDA* of $409 million (increase of 16%)
•Adjusted income from operations* of $278 million (increase of 31%)
•Adjusted net income* of $203 million and diluted adjusted earnings per common share* of $3.47 (increases of 24% and 22%, respectively)
“I am pleased to report strong financial results for the fourth quarter,” said Stephen Kramer, Chief Executive Officer. “The positive results for the quarter and the full year underscore the power of our diversified client base, unique operating model, the breadth of services we deliver to our clients and customers, and the incredible commitment of our team. Our Full-Service segment continued to expand overall enrollment levels and margins, while our Back-Up Care segment delivered another exceptional year, with more than $600 million in revenue and operating income of $170 million,” said Kramer. “As we move into 2025, we remain dedicated to expanding our reach, enhancing the services we offer and delivering the highest-quality care and education to the families and learners we serve.”
Fourth Quarter 2024 Results
Revenue increased $58.5 million, or 10%, in the fourth quarter of 2024 from the fourth quarter of 2023, due to enrollment gains and tuition price increases at our centers, as well as expanded sales and increased utilization of back-up care services.
Income from operations was $48.2 million for the fourth quarter of 2024 compared to $28.2 million for the fourth quarter of 2023, an increase of 71%. The increase in income from operations is primarily related to incremental gross profit contributions resulting from higher utilization of back-up care services, as well as contributions from our full service center-based child care centers from enrollment growth, tuition price increases, improving operating leverage and lower impairment losses. Net income was $29.1 million for the fourth quarter of 2024 compared to $5.5 million for the fourth quarter of 2023, an increase of 427%, due to the increase in income from operations noted above, lower interest expense and a lower effective tax rate. Diluted earnings per common share was $0.50 for the fourth quarter of 2024 compared to $0.09 for the fourth quarter of 2023.
In the fourth quarter of 2024, adjusted EBITDA* increased by $11.5 million, or 12%, to $110.7 million, and adjusted income from operations* increased by $15.8 million, or 25%, to $79.4 million from the fourth quarter of 2023, due to increased contributions from both the back-up care and full service center-based child care segments. Adjusted net income* increased by $9.3 million, or 19%, to $57.4 million, as a result of the increase in adjusted income from operations and lower interest expense. Diluted adjusted earnings per common share* was $0.98 for the fourth quarter of 2024 compared to $0.83 for the fourth quarter of 2023.

As of December 31, 2024, the Company operated 1,019 early education and child care centers with the capacity to serve approximately 115,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which are commonly referred to as “non-GAAP financial measures.” Adjusted EBITDA represents EBITDA (which is net income, as determined in accordance with GAAP, before interest expense, income tax expense, depreciation and amortization) adjusted to exclude stock-based compensation expense and non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, debt refinance costs, and at times, other non-recurring costs, such as transaction costs. Adjusted income from operations represents income from operations, as determined in accordance with GAAP, adjusted to exclude non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, debt refinance costs, and at times, other non-recurring costs, such as transaction costs. Adjusted net income represents net income, as determined in accordance with GAAP, adjusted to exclude amortization, stock-based compensation expense, and non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, debt refinance costs, interest on deferred consideration, and the income tax provision (benefit) thereon, and at times, other non-recurring costs, such as transaction costs. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP financial measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At December 31, 2024, the Company had $110.3 million of cash and cash equivalents and $384.8 million available for borrowing under our revolving credit facility. In the year ended December 31, 2024, we generated approximately $337.5 million of cash from operations, compared to $256.1 million for the same period in 2023, and made net investments totaling $117.8 million, compared to $126.9 million for the same period in the prior year. Additionally, during the year ended December 31, 2024, the Company paid deferred and contingent consideration related to acquisitions, including $106.5 million related to its 2022 acquisition of Only About Children, and repurchased $84.6 million of its common stock.
2025 Outlook
Based on current trends and expectations, we currently expect fiscal year 2025 revenue to be in the range of $2.85 billion to $2.9 billion and diluted adjusted earnings per common share to be in the range of $3.95 to $4.15. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the fourth quarter and full year of 2024, as well as the Company’s updated business outlook and strategy.  Interested parties are invited to listen to the conference call by dialing 1-844-539-3703 or, for international callers, 1-412-652-1273, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through February 27, 2025 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13744698.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, investors.brighthorizons.com.

Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, execution and delivery of our services and solutions, business trends, our future growth opportunities, enrollment levels, back-up care use, long-term growth strategy, estimated effective tax rate, tax expense, our future business and financial performance, and our 2025 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in workforce demographics and work environments; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the impact of government child care benefit programs; our ability to respond to changing client and customer needs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; the impact of competition in the industry; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in general economic, political, business and financial market conditions, including the impact of inflationary pressures and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; impacts to our brand or reputation; litigation-related risks; changes in laws and regulations; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 27, 2024, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with GAAP throughout this press release, the Company has provided certain non-GAAP financial measures that present operating results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We believe that these non-GAAP financial measures provide investors with useful information with respect to our historical operations. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of future impairments, net excess income tax benefits, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services.  For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally.  Bright Horizons operates more than 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Vice President - Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,
	2024	%	2023	%
Revenue	$674,146	100.0%	$615,648	100.0%
Cost of services	533,615	79.2%	499,746	81.2%
Gross profit	140,531	20.8%	115,902	18.8%
Selling, general and administrative expenses	90,101	13.4%	79,145	12.9%
Amortization of intangible assets	2,203	0.2%	8,517	1.3%
Income from operations	48,227	7.2%	28,240	4.6%
Interest expense — net	(11,454)	(1.7)%	(14,252)	(2.3)%
Income before income tax	36,773	5.5%	13,988	2.3%
Income tax expense	(7,650)	(1.2)%	(8,464)	(1.4)%
Net income	$29,123	4.3%	$5,524	0.9%

Earnings per common share:
Common stock — basic	$0.50		$0.10
Common stock — diluted	$0.50		$0.09

Weighted average common shares outstanding:
Common stock — basic	57,814,529		57,791,646
Common stock — diluted	58,436,055		58,069,824

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Years Ended December 31,
	2024	%	2023	%
Revenue	$2,686,013	100.0%	$2,418,257	100.0%
Cost of services	2,066,407	76.9%	1,886,533	78.0%
Gross profit	619,606	23.1%	531,724	22.0%
Selling, general and administrative expenses	354,645	13.2%	327,068	13.5%
Amortization of intangible assets	18,342	0.7%	33,415	1.4%
Income from operations	246,619	9.2%	171,241	7.1%
Interest expense — net	(48,761)	(1.8)%	(51,609)	(2.2)%
Income before income tax	197,858	7.4%	119,632	4.9%
Income tax expense	(57,667)	(2.2)%	(45,409)	(1.8)%
Net income	$140,191	5.2%	$74,223	3.1%

Earnings per common share:
Common stock — basic	$2.42		$1.28
Common stock — diluted	$2.40		$1.28

Weighted average common shares outstanding:
Common stock — basic	57,931,572		57,717,102
Common stock — diluted	58,471,566		57,932,574

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$110,327	$71,568
Accounts receivable — net	283,336	281,710
Prepaid expenses and other current assets	102,368	93,621
Total current assets	496,031	446,899
Fixed assets — net	572,939	579,296
Goodwill	1,762,683	1,786,405
Other intangible assets — net	197,575	216,576
Operating lease right-of-use assets	725,897	774,703
Other assets	95,194	92,265
Total assets	$3,850,319	$3,896,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$28,500	$18,500
Accounts payable and accrued expenses	304,541	259,077
Current portion of operating lease liabilities	102,090	100,387
Deferred revenue	305,098	272,891
Other current liabilities	39,170	148,578
Total current liabilities	779,399	799,433
Long-term debt — net	918,449	944,264
Operating lease liabilities	743,562	796,701
Other long-term liabilities	110,214	109,915
Deferred income taxes	20,299	33,155
Total liabilities	2,571,923	2,683,468
Total stockholders’ equity	1,278,396	1,212,676
Total liabilities and stockholders’ equity	$3,850,319	$3,896,144

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$140,191	$74,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,918	110,681
Stock-based compensation expense	33,615	28,834
Deferred income taxes	(9,929)	(11,716)
Impairment losses and other non-cash items — net	41,379	48,399
Changes in assets and liabilities	34,288	5,719
Net cash provided by operating activities	337,462	256,140
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(95,275)	(90,795)
Purchases of debt securities and other investments	(52,597)	(16,050)
Proceeds from debt securities and other investments	38,375	19,538
Payments and settlements for acquisitions — net of cash acquired	(8,267)	(39,629)
Net cash used in investing activities	(117,764)	(126,936)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	—	(84,000)
Principal payments of long-term debt	(17,000)	(16,000)
Purchases of treasury stock	(84,597)	—
Proceeds from issuance of common stock upon exercise of options	27,005	11,184
Taxes paid related to the net share settlement of stock options and restricted stock	(5,350)	(2,592)
Payments of deferred and contingent consideration for acquisitions	(103,872)	(225)
Net cash used in financing activities	(183,814)	(91,633)
Effect of exchange rates on cash, cash equivalents and restricted cash	(1,620)	(14)
Net increase in cash, cash equivalents and restricted cash	34,264	37,557
Cash, cash equivalents and restricted cash — beginning of year	89,451	51,894
Cash, cash equivalents and restricted cash — end of year	$123,715	$89,451

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three months ended December 31, 2024
Revenue	$484,501	$157,167	$32,478	$674,146
Income (loss) from operations	(12,854)	51,548	9,533	48,227
Adjusted income from operations (1)	17,198	52,630	9,533	79,361
As a percentage of revenue	4%	33%	29%	12%

Three months ended December 31, 2023
Revenue	$447,146	$136,519	$31,983	$615,648
Income (loss) from operations	(19,097)	38,204	9,133	28,240
Adjusted income from operations (2)	12,661	41,767	9,133	63,561
As a percentage of revenue	3%	31%	29%	10%
(1)For the three months ended December 31, 2024, adjusted income from operations represents income from operations excluding impairment losses associated with our annual impairment assessment of $30.3 million, of which $29.2 million related to the full service center-based child care segment and $1.1 million related to the back-up care segment, and costs incurred in connection with the December 2024 debt refinancing of $0.8 million allocated to the full service center-based child care segment.
(2)For the three months ended December 31, 2023, adjusted income from operations represents income from operations excluding impairment losses of $35.9 million, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment, and a reduction in value-added tax expense of $0.6 million related to prior periods, of which $0.3 million was associated with the full service center-based child care segment and $0.3 million was associated with the back-up care segment.

	Full service center-based child care	Back-up care	Educational advisory services	Total
Year ended December 31, 2024
Revenue	$1,961,785	$610,112	$114,116	$2,686,013
Income from operations	53,699	169,611	23,309	246,619
Adjusted income from operations (1)	83,751	170,693	23,309	277,753
As a percentage of revenue	4%	28%	20%	10%

Year ended December 31, 2023
Revenue	$1,780,615	$525,910	$111,732	$2,418,257
Income from operations	9,396	135,704	26,141	171,241
Adjusted income from operations (2)	42,898	143,563	26,141	212,602
As a percentage of revenue	2%	27%	23%	9%
(1)For the year ended December 31, 2024, adjusted income from operations represents income from operations excluding impairment losses associated with our annual impairment assessment of $30.3 million, of which $29.2 million related to the full service center-based child care segment and $1.1 million related to the back-up care segment, and costs incurred in connection with the December 2024 debt refinancing of $0.8 million allocated to the full service center-based child care segment.
(2)For the year ended December 31, 2023, adjusted income from operations represents income from operations excluding impairment losses of $35.9 million, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment, and value-added tax expense of $5.5 million related to prior periods, of which $4.0 million was associated with the back-up care segment and $1.5 million was associated with the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net income	$29,123	$5,524	$140,191	$74,223
Interest expense — net	11,454	14,252	48,761	51,609
Income tax expense	7,650	8,464	57,667	45,409
Depreciation	20,114	19,432	79,576	77,266
Amortization of intangible assets (a)	2,203	8,517	18,342	33,415
EBITDA	70,544	56,189	344,537	281,922
As a percentage of revenue	10%	9%	13%	12%
Additional adjustments:
Impairment losses (b)	30,299	35,903	30,299	35,903
Stock-based compensation expense (c)	9,008	7,680	33,615	28,834
Other costs (d)	835	(582)	835	5,458
Total adjustments	40,142	43,001	64,749	70,195
Adjusted EBITDA	$110,686	$99,190	$409,286	$352,117
As a percentage of revenue	16%	16%	15%	15%

Income from operations	$48,227	$28,240	$246,619	$171,241
Impairment losses (b)	30,299	35,903	30,299	35,903
Other costs (d)	835	(582)	835	5,458
Adjusted income from operations	$79,361	$63,561	$277,753	$212,602
As a percentage of revenue	12%	10%	10%	9%

Net income	$29,123	$5,524	$140,191	$74,223
Income tax expense	7,650	8,464	57,667	45,409
Income before income tax	36,773	13,988	197,858	119,632
Amortization of intangible assets (a)	2,203	8,517	18,342	33,415
Impairment losses (b)	30,299	35,903	30,299	35,903
Stock-based compensation expense (c)	9,008	7,680	33,615	28,834
Other costs (d)	835	(582)	835	5,458
Interest on deferred consideration (e)	—	1,478	—	5,890
Adjusted income before income tax	79,118	66,984	280,949	229,132
Adjusted income tax expense (f)	(21,757)	(18,956)	(77,765)	(64,869)
Adjusted net income	$57,361	$48,028	$203,184	$164,263
As a percentage of revenue	9%	8%	8%	7%

Weighted average common shares outstanding — diluted	58,436,055	58,069,824	58,471,566	57,932,574
Diluted adjusted earnings per common share	$0.98	$0.83	$3.47	$2.84

(a)Amortization of intangible assets represents amortization expense, including amortization expense of $0.1 million and $5.0 million for the three months ended December 31, 2024 and 2023, respectively, and of $8.5 million and $20.0 million for the twelve months ended December 31, 2024 and 2023, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Impairment losses represent impairment costs, primarily for long-lived assets, associated with our annual impairment assessment arising from center closures, changes in market assumptions and reduced operating performance at certain centers. For the three and twelve months ended December 31, 2024, impairment losses recognized in the fourth quarter totaled $30.3 million, of which $29.2 million related to the full service center-based child care segment and $1.1 million related to the back-up care segment. For the three and twelve months ended December 31, 2023, impairment losses totaled $35.9 million, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment.
(c)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and twelve months ended December 31, 2024 consist of costs incurred in connection with the December 2024 debt refinancing of $0.8 million allocated to the full service center-based child care segment. Other costs in the three months ended December 31, 2023 consist of a reduction in value-added tax expense of $0.6 million related to prior periods, of which $0.3 million was associated with the full service center-based child care segment and $0.3 million was associated with the back-up care segment. Other costs in the twelve months ended December 31, 2023 consist of value-added tax expense of $5.5 million related to prior periods, of which $4.0 million was associated with the back-up care segment and $1.5 million was associated with the full service center-based child care segment.
(e)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia. The deferred consideration was paid in January 2024.
(f)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% for the three and twelve months ended December 31, 2024 and 2023.